UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 6, 2013

(Date of earliest event reported)

VISTA GOLD CORP.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

1-9025 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

7961 Shaffer parkway, suite 5, littleton, colorado 80127

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (720) 981-1185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

(All Dollar Amounts Are In US Dollars)

On October 6, 2013, Vista Gold Corp. (the “Registrant”) entered into a binding term sheet (the “Terms of Agreement”) with Invecture Group, a Mexican company (“Invecture”), with respect to the sale, by the Registrant to Invecture, of the Registrant’s Los Cardones gold project and certain other mineral property interests and rights located in the State of Baja California Sur, Mexico (the “Project”), which is held by the Registrant through Desarrollos Zapal, S.A. de C.V (“DZ Mexico”).  Under the Terms of Agreement, in exchange for the Project, Invecture agreed to, (a) acquire all of the issued and outstanding shares of DZ Mexico (the “DZ Mexico Shares”) and (b) will or will arrange for a third party to, acquire the intercompany indebtedness that DZ Mexico owes to its direct and indirect parent companies and any other indebtedness of DZ Mexico (collectively, the “DZ Mexico Debt”).

Pursuant to the Terms of Agreement, the aggregate purchase price that the Registrant will receive from Invecture and any third party in respect of all of the DZ Mexico Shares and all of the DZ Mexico Debt is $13 million (the “Purchase Price”).  The Terms of Agreement provides that $7 million of the Purchase Price (the “First Payment”) is payable upon the execution of the Definitive Agreement (as defined in the Terms of Agreement) and the remaining $6 million of the Purchase Price (the “Second Payment”) will be paid on January 30, 2014 subject to certain conditions.

According to the Terms of Agreement, Invecture may terminate the Terms of Agreement on or before January 30, 2014 in the event that Invecture is not satisfied, in its sole and absolute discretion, with the status of permitting with respect to the Project or the viability of the construction of a mine at the Project.  In the event that Invecture terminates the Terms of Agreement due to its dissatisfaction with the status of permitting with respect to the Project or the viability of the construction of a mine at the Project, (a) Invecture will not pay the Second Payment, (b) the Registrant will keep the First Payment, and (c) Invecture will transfer back to the Registrant the DZ Mexico Shares and DZ Mexico Debt.

The Terms of Agreement provides that by October 16, 2013 or such other date as mutually agreed upon by the Registrant and Invecture, the Registrant and Invecture will negotiate, (1) a share purchase agreement for the DZ Mexico Shares, (2) an agreement to sell the DZ Mexico Debt, (3) an agreement to terminate the earn-in agreement by and among the Registrant, Invecture, Desarrollos Zapal Holdings Corp., DZ Mexico and Granges Inc. and (4) documentation to dissolve the trust created on February 7, 2012 by the Contrato de Fideicomiso Irrevocable de Administración y Control Accionario Identificado con el No. 1227.

Pursuant to the Terms of Agreement, the Registrant and Invecture will use commercially reasonable efforts to complete, execute and deliver the legal documents required in order to close the transactions contemplated by the Terms of Agreement by October 16, 2013 or such other date as mutually agreed upon by the Registrant and Invecture.

The Terms of Agreement contains customary representations and warranties and pre-closing and post-closing covenants of each party. Breaches of the representations and warranties will be subject to customary indemnification provisions. The description of material terms of the Terms of Agreement contained herein is qualified in its entirety by reference to the Terms of Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 7.01 Regulation FD

On October 7, 2013, the Registrant issued a press release that announced that it signed a binding agreement to sell its debt and equity participation in the Los Cardones gold project to the Invecture Group for US$13 million. The agreement provides that the parties will execute the definitive documentation with respect to the sale of the project by October 16, 2013, or such other date mutually agreed to by the parties. A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.1. In accordance with General

Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Exhibits

10.1Terms of Agreement – Los Cardones Project

99.1Press Release dated October 7, 2013*

*The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the United States Securities and Exchange Commission pursuant to Regulation FD.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VISTA GOLD CORP. (Registrant)

Dated: October 8, 2013	By: /s/John F. Engele John F. Engele Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1Terms of Agreement – Los Cardones Project

99.1Press Release dated October 7, 2013*

*The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the United States Securities and Exchange Commission pursuant to Regulation FD.